Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LABCORP ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE TANDEM LABS, INC.

Burlington, NC, January 24, 2008 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) and Tandem Labs, a leading bioanalytical and immunoanalytical contract research organization (CRO) supporting pharmaceutical and biotechnology companies with their discovery, preclinical, and clinical drug development programs, today announced that they have entered into a definitive agreement under which LabCorp will acquire all of the outstanding shares of Tandem Labs and its parent company NWT Inc. Tandem Labs will continue to operate under its existing name with its current employee and management structure, as a member of the Esoterix clinical trials group at LabCorp. The transaction, which is subject to regulatory approval, is expected to close in the first quarter of 2008. Terms of the agreement were not disclosed.

“We are very pleased that Tandem Labs, a premier contract research organization specializing in advanced mass spectrometry, immunoanalytical support, pharmacokinetics, and pharmacodynamics for the pharmaceutical and biotechnology industries is joining our clinical trials business,” said David P. King, President and Chief Executive Officer of LabCorp. “The proposed acquisition of Tandem Labs further enhances our leadership position in the laboratory and drug development industries, and solidifies LabCorp’s position as the premier laboratory in the emerging field of companion diagnostics. Our clinical trials business, complemented by the proposed acquisition of Tandem, will continue to facilitate the discovery of drugs and laboratory tests that help patients lead better lives.”

“Our management team and dedicated employees are very enthusiastic about this development,” said Dr. Denis Lin, President and Chief Executive Officer of Tandem Labs. “LabCorp is a company long known for its ability to bring leading-edge services to the market. Our philosophy of assisting customers in a client-centric fashion with the development and launch of new medicines mirrors the values of LabCorp, making us very compatible. Not only does this proposed transaction support Tandem’s continued growth, but it creates an invaluable resource for our clients in the pharmaceutical and biotechnology arena.”

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.

About Tandem Labs®
Tandem Labs is a leading CRO specializing in advanced mass spectrometry, immunoanalytical support, pharmacokinetics, and pharmacodynamics for the pharmaceutical and biotechnology industries in the United States and internationally. With more than 30 LC/MS/MS instruments and 54,000-square-feet available, Tandem Labs exists to serve the needs of its clients. By applying scientific ingenuity, responsive communication, flexible client service, disciplined compliance, and a commitment to information technology, Tandem supports drug discovery and development by offering a comprehensive suite of customizable services that help clients reduce their overall time in bringing new medicines to market. To learn more about our organization, visit our website at: www.tandemlabs.com.